Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To

Lytus Technologies Holdings PTV. Ltd.

We consent to the inclusion of our following reports dated February 28, 2025, relating to financial statements of Lytus Technologies Holding Ptv. Ltd. (the “Company”) of Independent Registered Public Accounting Firm in this Form 6-K of Lytus Technologies Holding Ptv. Ltd. (the “Company”), issued for the six month period ended on September 30, 2024 and the references to our firm in this regard in Form 6-K so being filed by the company.

For, Shah Teelani & Associates (7161)

/s/ Shah Teelani & Associates

We have served as the Company’s Auditor

Place : Ahmedabad, India

Date : February 28, 2025